EXHIBIT 99.1


CONTACTS:

Media                                                         Investors
-----                                                         ---------
Claire Hassett                                                Scott Hamilton
1-800-644-NEWS                                                601-460-5111




               WORLDCOM, INC. ANNOUNCES TRACKING STOCK ISSUANCE

CLINTON, MS, June 7, 2001 - WorldCom, Inc. (Nasdaq: WCOM), the leading global data & Internet communications provider, today announced that its proposal to create two tracking stocks has been approved by shareholders. After the Nasdaq National Market closes today, each share of the Company's existing common stock will be changed into one share of WorldCom Group stock (Nasdaq: WCOM) and 1/25 of a share of MCI Group stock (Nasdaq: MCIT). The tracking stocks will begin trading on the Nasdaq National Market on June 8, 2001.

"Realigning WorldCom's structure in this way will enable the respective businesses to achieve greater management and resource focus to execute business strategies that work most effectively for each," said Bernard J. Ebbers, WorldCom president and chief executive officer. "At the same time, the new structure is designed to create greater shareholder value by providing two distinct, clear and compelling investment opportunities, while serving customer needs with a more efficient operation."

The Company intends to pay a quarterly dividend of $0.60 per share on the MCI Group stock. The Company does not intend to pay dividends on the WorldCom Group stock in the foreseeable future.

WorldCom Group stock will reflect the performance of the Company's high-growth data, Internet and international operations, as well as commercial voice services, and MCI Group stock will reflect the performance of its high-cash flow consumer, small business, wholesale long distance, wireless messaging and dial-up Internet access operations.

About WorldCom Group
WorldCom owns and operates the industry's most extensive, state-of-the-art global facilities-based communications networks, providing unmatched reach and scale. With its networks, integrated sales efforts and prudent capital investments, the WorldCom Group



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had revenues of $22.8 billion last year. Of that total, data, Internet and international operations represent a $16 billion high-growth revenue stream.

The international business consists of revenue streams generated outside of the U.S., with revenues approximating $6 billion in 2000, operations in more than 65 countries and local networks in more than 20 cities across Europe, Latin America and Asia-Pacific. Additionally, business voice generated revenues of more than $7 billion in 2000.

WorldCom intends to continue to expand its market leadership in data and Internet, which had year-over-year growth rates of 34 percent, and international services which recorded a 34 percent revenue increase last year. WorldCom will continue aggressive growth initiatives to capture significant market share in global Internet Protocol-Virtual Private Networks (IP-VPNs), hosting and other emerging growth markets by offering a full complement of e-business enabling communications services for enterprises worldwide. WorldCom also plans to expand its current global Internet and high-speed data networks further into Europe and Asia-Pacific to provide business customers in these rapidly growing regions the reliability, performance and scale they need as their operations and communications needs expand.

WorldCom will expand its presence in the highly fragmented hosting market with the addition of a controlling interest in Digex, a leading managed hosting provider, through its proposed acquisition of Intermedia. Intermedia shareholders are scheduled to vote on the transaction on June 19, 2001. Assuming approval, the stock transaction is expected to close by July 1.

About MCI Group
MCI Group stock will provide investors with dividend income and will track the Company's high-cash flow businesses. With revenues of more than $16.3 billion in 2000, MCI Group will focus on providing shareholders with an income-oriented investment opportunity linked to some of the Company's most established enterprises.

As one of the largest providers of consumer long distance services, MCI will leverage its globally recognized brand, marketing channels and broad consumer product offerings.

About WorldCom, Inc.
WorldCom, Inc. (Nasdaq: WCOM) is a preeminent global communications company for the digital generation, generation d, operating in more than 65 countries with 2000 revenues exceeding $39 billion. WorldCom provides the innovative technologies and services that are the foundation for business in the 21st century. For more information, go to http://www.worldcom.com.